Exhibit 99.1

Contact:

Marc Hanover, President

GTx, Inc.

901-523-9700

GTx PROVIDES CORPORATE UPDATE AND REPORTS THIRD QUARTER 2012

FINANCIAL RESULTS

MEMPHIS, TN. — November 8, 2012 — GTx, Inc. (Nasdaq: GTXI) today provided a Company update and reported financial results for the third quarter of 2012.

“We expect to complete enrollment this quarter in our two pivotal Phase III clinical trials evaluating enobosarm for the prevention and treatment of muscle wasting in non-small cell lung cancer patients, and we should receive topline data from these studies during the second quarter of 2013.” said Mitchell S. Steiner, MD, CEO of GTx. “Additionally, we are currently enrolling subjects for our Phase II clinical study of Capesaris® to demonstrate its safety and efficacy as a secondary hormonal therapy in men with metastatic castration resistant prostate cancer. We believe that the unique mechanism of action of Capesaris will allow it to be used in combination with primary ADT and as the first secondary hormonal therapy used in men with advanced prostate cancer.”

Clinical updates

Enobosarm (Ostarine®, GTx-024), an oral selective androgen receptor modulator, for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer: GTx is currently enrolling subjects with advanced non-small cell lung cancer in two pivotal Phase III clinical trials, POWER 1 and POWER 2. These international Phase III studies are being conducted in clinical sites in the United States, Europe, and South America. In each of the placebo-controlled, double-blind clinical trials, 300 patients with Stage III or IV non-small cell lung cancer are being randomized to oral daily doses of placebo or enobosarm 3 mg at the time they begin first line standard chemotherapy. The studies are evaluating as co-primary endpoints at three months of treatment the response rates of enobosarm versus placebo on maintaining or improving total lean body mass (muscle) assessed by dual x-ray absorptiometry and improving physical function assessed by the Stair Climb Test. Durability of the drug effect is being evaluated as a secondary endpoint at five months of treatment. Enrollment for both studies is expected to be completed in the fourth quarter of this year, and topline results should be released during the second quarter of 2013.

Capesaris® (GTx-758), an oral nonsteroidal selective estrogen receptor alpha agonist, for secondary hormonal therapy in men with castration resistant prostate cancer and, potentially, as a primary treatment for advanced prostate cancer used in combination with ADT: GTx has initiated an open-label, Phase II clinical study of Capesaris to treat men with metastatic castration resistant prostate cancer. The Phase II study will evaluate the safety and effectiveness of three lower doses of Capesaris. The primary endpoint will be to reduce serum prostate specific antigen, or PSA, by day 90. Other key cancer endpoints include serum PSA progression, time to progression and progression free survival in the study subjects. In addition, the clinical study will evaluate the ability of Capesaris to treat certain estrogen deficiency side effects associated with LHRH agonists such as hot flashes, bone loss, and insulin resistance.

Seventy-five men with metastatic castration resistant prostate cancer will be randomized into one of three cohorts of 125 mg, 250 mg or 500 mg daily dose of Capesaris. Each arm will have 25 patients and the enrollment will be conducted sequentially, with the 125 mg cohort being the first to be enrolled. The enrollment into the next higher dose of Capesaris will commence if an acceptable incidence of venous thromboembolic events is observed among randomized patients for 30 days following enrollment of the last patient in the previous cohort.

Capesaris is an oral nonsteroidal selective estrogen receptor alpha agonist which GTx is developing for the treatment of advanced prostate cancer. Data from previous clinical and preclinical studies have demonstrated the ability of Capesaris to increase the production of a protein called sex hormone binding globulin, or SHBG, thereby reducing free testosterone, which can stimulate prostate cancer growth. GTx believes Capesaris has the potential to reduce testosterone without also causing certain estrogen deficiency side effects, such as bone loss, hot flashes and insulin resistance, which are common with current androgen deprivation therapies for prostate cancer. GTx also believes that Capesaris may be effective, in combination with ADT, as a primary treatment of advanced prostate cancer by reducing free testosterone to levels lower than what is attainable with ADT alone and potentially reducing the estrogen deficiency side effects caused by the use of ADT.

Financial highlights for the quarter ended September 30, 2012

The Company reported net income for the quarter ended September 30, 2012 of $7.4 million, which included a gain of $18.8 million on the sale of the Company’s rights and certain assets related to FARESTON® (toremifene citrate) 60 mg tablets, approved for the treatment of metastatic breast cancer in postmenopausal women in the United States. The Company reported a net loss of $9.3 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the Company reported a net loss of $14.1 million compared to a net loss of $22.6 million for the same period of 2011.

Research and development expenses for the quarter ended September 30, 2012 were $9.8 million compared to $8.2 million for the same period in 2011. General and administrative expenses for the quarter ended September 30, 2012 were $3.0 million compared to $2.7 million for the same period in 2011.

At September 30, 2012, GTx had cash and short-term investments of $47.3 million and in October 2012, GTx increased its cash and short-term investments when it received net cash proceeds of approximately $19 million from the sale of FARESTON®.

Conference call

There will be a conference call today at 9:00 a.m. Eastern Time. To listen to the conference call, please dial 866-383-8008 from the United States or Canada or 617-597-5341 from other international locations. The access code for the call is 96162770. A playback of the call will be available from approximately 11:00 a.m. Eastern Time today through November 22, 2012 and may be accessed by dialing 888-286-8010 from the United States or Canada or 617-801-6888 from other international locations and referencing reservation number 67624490. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company’s website at http://www.gtxinc.com.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, cancer supportive care, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx's clinical trials for enobosarm (also known as Ostarine® or GTx-024) and its clinical trial of Capesaris® (GTx-758). GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2012 contains under the heading, "Risk Factors", a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.

Condensed Balance Sheets

(in thousands, except share data)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,731	$63,745
Short-term investments	8,555	10,695
Accounts receivable, net	1,152	981
FARESTON® sale proceeds receivable	21,671	—
Inventory	—	161
Prepaid expenses and other current assets	1,233	1,266

Total current assets	71,342	76,848
Property and equipment, net	640	1,096
Intangible and other assets, net	186	240

Total assets	$72,168	$78,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,214	$1,219
Accrued expenses and other current liabilities	10,263	4,142

Total current liabilities	11,477	5,361
Other long-term liabilities	786	949
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 120,000,000 shares authorized at both September 30, 2012 and December 31, 2011; 62,816,924 and 62,790,223 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	63	63
Additional paid-in capital	460,073	457,985
Accumulated deficit	(400,231)	(386,174)

Total stockholders’ equity	59,905	71,874

Total liabilities and stockholders’ equity	$72,168	$78,184

GTx, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Collaboration revenue	$—	$—	$—	$8,066
Expenses:
Research and development expenses	9,764	8,181	28,836	23,075
General and administrative expenses	2,999	2,708	7,987	8,886

Total expenses	12,763	10,889	36,823	31,961

Loss from operations	(12,763)	(10,889)	(36,823)	(23,895)
Other (expense) income, net	(47)	23	14	332

Loss from operations before income taxes	(12,810)	(10,866)	(36,809)	(23,563)
Income tax benefit	7,861	591	8,848	398

Net loss from continuing operations	(4,949)	(10,275)	(27,961)	(23,165)

Income from discontinued operations before income taxes	20,214	1,522	22,752	951
Income tax expense	(7,861)	(591)	(8,848)	(398)

Net income from discontinued operations	12,353	931	13,904	553

Net income (loss)	$7,404	$(9,344)	$(14,057)	$(22,612)

Net income (loss) per share—basic and diluted:
Net loss from continuing operations	$(0.08)	$(0.16)	$(0.44)	$(0.42)
Net income from discontinued operations	0.20	0.01	0.22	0.01

Net income (loss) per share	$0.12	$(0.15)	$(0.22)	$(0.41)

Weighted average shares outstanding:
Basic and diluted	62,815,549	62,778,575	62,806,440	55,529,320